Exhibit 4.22

Subordination Deed

Australian Oilseeds

101 Collins Street

Melbourne VIC 3000 Australia T +61 3 9614 1011

F +61 3 9614 4661

www.allens.com.au

© Allens Australia 2024

Allens is an independent partnership operating in alliance with Linklaters LLP.

Subordination Deed

Contents

1	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	3
	1.3	Document or agreement	4
	1.4	Determination, statement and certificate	4
	1.5	Inconsistency	4
	1.6	Consents and opinion	4
2	Subordination		4
	2.1	General	4
	2.2	Subordinated Debt	5
	2.3	Competing proof	5
	2.4	Distribution	5
3	Overall limit on enforcement action and payment		5
	3.1	Subordinated Creditor	5
	3.2	Borrower	6
4	Express permission		6
5	Accounting for proceeds		6
	5.1	Accounting	6
	5.2	Set-off	6
6	No prejudice		7
7	Amendment		7
	7.1	Amendment of Transaction Documents	7
	7.2	Amendment of Subordinated Finance Documents	7
8	Assignments, Guarantees and Securities		7
	8.1	Assignments of or Securities over Subordinated Debt	7
	8.2	Guarantees and Securities in respect of Subordinated Debt	7
9	Representations and warranties		7
10	Expenses, indemnity		8
	10.1	Expenses	8
	10.2	Indemnity	9
	10.3	Amounts in foreign currency	9
11	Duties and GST		9
	11.1	Duties	9
	11.2	GST	9
12	Waivers, remedies cumulative		10
13	Severability of provisions		10
14	Survival of obligations		10
15	Power of Attorney		10
16	Assignment		10
	16.1	Assignment by Borrower and Subordinated Creditor	10
	16.2	Assignment by Senior Creditor	10
17	Acknowledgement by Borrower and Subordinated Creditor		11
18	Notices		11
19	Governing law and jurisdiction		11
20	Execution and counterparts		11
Schedule			12
	Notice details		12

Page (i)

Subordination Deed

This Deed is made on March 22, 2024

Parties

1	Energreen Nutrition Australia Pty Ltd (ACN 089 953 560) of 2/100 Park Road, Slacks Creek, Queensland 4127 (the Subordinated Creditor).

2	Australian Oilseeds Investments Pty Ltd (ACN 158 999 949) of 2/100 Park Road, Slacks Creek, Queensland 4127 (the Borrower).

3	Arena Investors, LP, a Delaware limited partnership of 405 Lexington Avenue, 59th Floor, New York, NY 10174 (the Senior Creditor).

Recitals

A	The Borrower and the Senior Creditor (amongst others) are parties to the Securities Purchase Agreement.

B	The Subordinated Creditor may from time to time make loans or provide other financial accommodation to the Borrower.

C	The Subordinated Creditor enters into this Deed for valuable consideration.

It is agreed as follows.

1	Definitions and interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Ancillary Security means any Security, Guarantee or other document or agreement at any time created or entered into as security for the Senior Debt.

Authorisation includes:

(a)	any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Government Agency; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Government Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Finance Debt means indebtedness (whether actual or contingent) in respect of money borrowed or raised or other financial accommodation. It includes indebtedness under or in respect of:

(a)	a Guarantee of Finance Debt or a Guarantee given to a financier;

(b)	a Lease;

(c)	a swap, option, hedge, forward, futures or similar transaction;

(d)	an acceptance, endorsement or discounting arrangement;

(e)	a redeemable share or redeemable stock;

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

Subordination Deed

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or

(h)	the deferred purchase price (for more than 90 days) of an asset or service,

(i)	or an obligation to deliver assets or services paid for in advance by a financier or otherwise relating to a financing transaction.

Government Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.

GST means the goods and services tax as imposed by the GST Law together with any related interest, penalty, fine or other charge.

GST Law has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or if that Act does not exist means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Guarantee means an obligation or offer to provide funds (including by subscription or purchase) or otherwise be responsible in respect of an obligation or indebtedness, or the financial condition or solvency, of another person. It includes a guarantee, indemnity, letter of credit or legally binding letter of comfort, or an obligation or offer to purchase an obligation or indebtedness of another person.

Issuer means Australian Oilseeds Holdings Limited, an exempted company incorporated in the Cayman Islands.

Lease means an agreement under which an asset may be used, exploited, operated or managed by a person other than the owner. It includes a lease, licence, charter, hire purchase or hiring arrangement.

Liquidation includes receivership or other appointment of a controller or small business restructuring practitioner, deregistration, compromise, deed of arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors, arrangement or compromise with creditors, bankruptcy.

Liquidator of the Borrower means any person who may be charged with the Liquidation of the Borrower (whether by contract, statute or otherwise). It includes a liquidator, administrator, receiver and receiver and manager.

Satisfaction Date means the date the Senior Debt has been fully and finally paid.

Securities Purchase Agreement means the Securities Purchase Agreement dated 23 August 2023 (as amended from time to time) between, amongst others, the Borrower and the Senior Creditor.

Security means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind. It includes:

(a)	anything which gives a creditor priority to other creditors with respect to any asset; and

(b)	retention of title other than in the ordinary course of day-to-day trading and a deposit of money by way of security.

Senior Debt means all money which the Borrower or the Issuer (whether alone or not) is or at any time may become actually or contingently liable to pay to or for the account of the Senior Creditor (whether alone or not) for any reason whatever under or in connection with a Transaction

Subordination Deed

Document, whether or not currently contemplated.

It includes money by way of principal, interest, fees, costs, indemnity, Guarantee, charges, duties or expenses, or payment of liquidated or unliquidated damages under or in connection with a Transaction Document, or as a result of a breach of or default under or in connection with, a Transaction Document.

It also includes money that the Borrower or the Issuer would have been liable to pay but for its Liquidation or a set-off claimed by it, or some other reason.

Subordinated Debt means all money which the Borrower (whether alone or not) is or at any time may become actually or contingently liable to pay to or for the account of the Subordinated Creditor (whether alone or not) for any reason whatever, whether or not currently contemplated.

It includes money by way of principal, interest, fees, costs, Guarantee, indemnity, charges, duties or expenses or payment of liquidated or unliquidated damages under or in connection with a document or agreement, or as a result of any conduct, event or circumstance.

Subordinated Finance Document means:

(a)	any document or agreement between the Borrower and the Subordinated Creditor (whether or not with another person) for the purposes of or in relation to providing financial accommodation to the Borrower, or for its account; or

(b)	any Guarantee, Security or any other document or agreement entered in connection with the provision of any financial accommodation by the Subordinated Creditor (whether alone or with another person) to the Borrower or for its account.

Transaction Document has the meaning given to that term in the Securities Purchase Agreement, and also includes any Ancillary Security and this Deed.

1.2	Interpretation

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The meaning of terms is not limited by specific examples introduced by including, or for example, or similar expressions.

(c)	Nothing in this Deed is to be interpreted against a party on the ground that the party put it forward.

(d)	The following rules apply unless the context requires otherwise.

(i)	The singular includes the plural and the converse.

(ii)	A gender includes all genders.

(iii)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(iv)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(v)	A reference to a clause, annexure or schedule is a reference to a clause of, or annexure or schedule to, this Deed.

(vi)	A reference to a party to this Deed or another agreement or document includes the party’s successors and permitted substitutes or assigns.

(vii)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, statutory instrument, code or other thing issued under it.

Subordination Deed

(viii)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(ix)	Each paragraph in a list is to be construed independently. None limits any other.

(x)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(xi)	Each paragraph of a list is to be construed independently. None limits any other.

(xii)	A reference to receipt or recovery includes receipt or recovery in money or other assets.

(xiii)	A reference to property or asset includes any real or personal, present or future, tangible or intangible property or asset (including intellectual property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

(xiv)	A reference to an amount for which a person is contingently liable includes an amount which that person may become actually or contingently liable to pay if a contingency occurs, whether or not under an existing obligation.

(xv)	A reference to reduced includes reduced to nil.

1.3	Document or agreement

A reference to:

(a)	an agreement includes a Security, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing; and

(b)	a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

A reference to a specific agreement or document includes it as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Deed.

1.4	Determination, statement and certificate

Except where otherwise provided in this Deed any determination, statement or certificate by the Senior Creditor or an Authorised Officer of the Senior Creditor provided for in this Deed is conclusive. It binds the parties in the absence of manifest error.

1.5	Inconsistency

(a)	This Deed prevails if there is an inconsistency between it and any other document. This includes where a person cannot comply with both or where what is prohibited by one is permitted by the other.

(b)	This Deed amends and is incorporated in all Subordinated Finance Documents. Any financial accommodation provided by the Subordinated Creditor to the Borrower after the date of this Deed will be taken to have been provided on the terms in this Deed.

1.6	Consents and opinion

Except where expressly stated the Senior Creditor may give or withhold, or give conditionally, approvals and consents, may be satisfied or unsatisfied, may form opinions, and may exercise its rights, powers and remedies, at its absolute discretion.

2	Subordination

2.1	General

The Subordinated Debt is subordinated to the Senior Debt in the manner set out in this Deed.

Subordination Deed

2.2	Subordinated Debt

(a)	Subject to clauses 3 and 4, except for the purpose of allowing interest or other amounts to accrue or be capitalised no Subordinated Debt will be due and payable or recoverable until the Satisfaction Date.

(b)	Subject to clauses 3 and 4, the Borrower is not obliged to make and shall not make, whether directly or indirectly, any payment of or in reduction of the Subordinated Debt until the Satisfaction Date.

(c)	Subject to clauses 3 and 4, the Security Trustee (and any Liquidator or attorney appointed by it), may exercise all powers, rights or remedies under or in respect of the Transaction Documents as though the Subordinated Creditor has no rights or interests in relation to the Borrower.

2.3	Competing proof

Except to the extent stated in a notice under clause 4, until the Satisfaction Date the Subordinated Creditor may only lodge a conditional or contingent proof or claim in connection with the Subordinated Debt in the Liquidation of the Borrower.

2.4	Distribution

Subject to clause 4, on any distribution of assets of the Borrower, as a result of a Liquidation or any other total reorganisation of the Borrower, all Senior Debt shall first be paid in full before any payment is made on account of any Subordinated Debt. The Liquidator of the Borrower will distribute the assets of the Borrower accordingly.

3	Overall limit on enforcement action and payment

3.1	Subordinated Creditor

Subject to clause 4, without the prior consent of the Senior Creditor, the Subordinated Creditor shall not:

(a)	(accept payment) require or accept payment or otherwise allow satisfaction or discharge of any Subordinated Debt;

(b)	(not sue or take other action) sue for or take any other action to recover its Subordinated Debt;

(c)	(exercise of rights or powers) take any step to enforce any Guarantee or Security held by it in relation to any Subordinated Debt;

(d)	(Liquidation) take any step for the purpose of or towards:

(i)	levying any execution or obtaining any judgment against the Borrower; or

(ii)	the appointment of a Liquidator of the Borrower;

(e)	(vote) vote in any meeting or other decision-making body in relation to, or in any way seek to control or influence, the Liquidation of the Borrower;

(f)	(proof) prove or lodge any proof of debt in the Liquidation of the Borrower except as permitted under clause 2.3;

(g)	(set-off) exercise any right of set-off, deduction or combination of accounts or similar right or procedure in relation to any Subordinated Debt; or

(h)	(deposit) accept any deposit from or otherwise incur any monetary obligation to the Borrower which may be the subject of any set-off, deduction or combination of accounts or similar right or procedure (whether or not compulsory), until after the Satisfaction Date.

Subordination Deed

3.2	Borrower

Subject to clause 4, without the prior consent of the Senior Creditor, the Borrower shall not:

(a)	(payment) pay any Subordinated Debt;

(b)	(set-off) exercise any right of set-off, deduction or combination of accounts or similar right or procedure in relation to any Subordinated Debt;

(c)	(deposit) make any deposit with or allow the Subordinated Creditor to incur any monetary obligation to it which may be the subject of any set-off, deduction or combination of accounts or similar right or procedure (whether or not compulsory); or

(d)	(arrangements) enter into any arrangement, take any action or fail to do any thing, which results in any Subordinated Debt not being subordinated to the Senior Debt, until after the Satisfaction Date.

4	Express permission

From the commencement of the Liquidation of the Borrower, if the Senior Creditor notifies the Borrower and the Subordinated Creditor in writing that all or part of the Subordinated Debt is payable:

(a)	to the extent stated in that notice, the Subordinated Debt will be due and payable by and recoverable from the Borrower;

(b)	to the extent stated in that notice, the Subordinated Creditor shall prove or vote or both in the Liquidation of the Borrower in relation to the Subordinated Debt and shall promptly send to the Senior Creditor a copy of any notice of proof it has given;

(c)	on any payment or distribution of assets of the Borrower as a result of a Liquidation of the Borrower in respect of the Subordinated Debt (a dividend), the Liquidator of the Borrower shall, and the Subordinated Creditor shall direct and ensure that the Liquidator of the Borrower shall, pay that dividend to the Senior Creditor for application in payment of the Senior Debt until the Senior Debt has been paid in full; and

(d)	clause 5 applies to any amount the Subordinated Creditor receives or recovers in respect of the Subordinated Debt in that Liquidation.

5	Accounting for proceeds

5.1	Accounting

If, before the Satisfaction Date, the Subordinated Creditor receives or recovers payment of any Subordinated Debt otherwise than as expressly permitted by clause 3, the Subordinated Creditor shall promptly pay to the Senior Creditor an amount equal to the amount received or recovered (or, in the case of an asset other than cash, its value as determined by the Senior Creditor) up to an amount equal to the Senior Debt.

5.2	Set-off

If, before the Satisfaction Date, the amount of the Subordinated Debt is reduced by any set-off, deduction or combination of accounts or similar right or procedure, the Subordinated Creditor shall promptly pay to the Senior Creditor an amount equal to the amount by which the Subordinated Debt was so reduced up to an amount equal to the Senior Debt.

Subordination Deed

6	No prejudice

The right of the Senior Creditor to enforce any provision of this Deed is not affected by:

(a)	any conduct of the Borrower;

(b)	any failure of the Borrower or the Subordinated Creditor to comply with any term of this Deed, any Transaction Document or any Subordinated Finance Document;

(c)	any knowledge in relation to the Subordinated Debt that the Senior Creditor may have or be charged with;

(d)	any conduct in relation to the enforcement or failure to enforce any Transaction Document; or

(e)	the giving of any discharge, amendment, variation, consent or waiver.

This clause does not apply to any waiver or consent granted directly to the Subordinated Creditor by the Senior Creditor.

7	Amendment

7.1	Amendment of Transaction Documents

Any Transaction Document may be amended, extended, renewed, novated, replaced or otherwise varied in any manner as the parties to that document agree.

7.2	Amendment of Subordinated Finance Documents

No Subordinated Finance Document may be amended, replaced or otherwise varied without the prior consent of the Senior Creditor.

8	Assignments, Guarantees and Securities

8.1	Assignments of or Securities over Subordinated Debt

The Subordinated Creditor shall not:

(a)	assign or transfer; or

(b)	create or allow to exist a Security over,

any of its interest or rights in or to the Subordinated Debt without the prior consent of the Senior Creditor.

8.2	Guarantees and Securities in respect of Subordinated Debt

(a)	The Borrower shall not create or allow to exist; and

(b)	the Subordinated Creditor shall not require the provision of, and if held or provided shall immediately discharge or release,

any Guarantee or Security in respect of any Subordinated Debt.

9	Representations and warranties

The Subordinated Creditor makes the following representations and warranties.

(a)	(Status) It is a corporation validly existing under the laws of the place of its incorporation specified in this Deed.

(b)	(Power) It has the power to enter into and perform its obligations under this Deed, to carry out the transactions contemplated by this Deed and to carry on its business as conducted or contemplated as at the date of this Deed.

Subordination Deed

(c)	(Corporate authorisations) It has taken all necessary corporate action to authorise the entry into and performance of this Deed, and to carry out the transactions contemplated by this Deed.

(d)	(Documents binding) This Deed is its valid and binding obligation enforceable in accordance with its terms, subject to any necessary stamping and registration.

(e)	(Transactions permitted) The execution and performance by it of this Deed and each transaction contemplated under this Deed did not and will not violate in any respect a provision of:

(i)	a law or treaty or a judgement, ruling, order or decree of a Government Agency binding on it;

(ii)	its constitution or other constituent documents; or

(iii)	any other document or agreement which is binding on it or its assets, and did not and will not:

(iv)	create or impose a Security on any of its assets; or

(v)	allow a person to accelerate or cancel an obligation with respect to Finance Debt, or constitute an event of default, cancellation event, prepayment event or similar event (whatever called) under an agreement relating to Finance Debt, whether immediately or after notice or lapse of time or both.

(f)	(Authorisations) Each Authorisation which is required in relation to:

(i)	the execution, delivery and performance by it of this Deed and the transactions contemplated by this Deed; and

(ii)	the validity and enforceability of this Deed,

has been obtained or effected. Each is in full force and effect. It has complied with each of them. It has paid all applicable fees for each of them.

(g)	(Title) It is absolutely entitled to the Subordinated Debt free from any Security.

(h)	(Guarantee or Security) It does not hold any Guarantee or Security in respect of the Subordinated Debt.

10	Expenses, indemnity

10.1	Expenses

The Borrower shall reimburse the Senior Creditor for its expenses in relation to:

(a)	the preparation, execution and completion of this Deed and any subsequent consent, agreement, approval, waiver or amendment; and

(b)	(i)	any actual or contemplated enforcement of this Deed or the actual or contemplated exercise, preservation or consideration of any right, power or remedy under this Deed; and

(ii)	any enquiry by a Government Agency concerning the Subordinated Creditor or the Borrower or a transaction or activity the subject of this Deed.

This includes legal costs and expenses (including in-house lawyers charged at their usual rates) on a full indemnity basis, expenses incurred in any review or environmental audit or in retaining consultants to evaluate matters of material concern to the Senior Creditor, and administrative costs including time of its executives (their time and costs are to be charged at reasonable rates).

Subordination Deed

10.2	Indemnity

The Subordinated Creditor and the Borrower shall indemnify the Senior Creditor against any loss, cost, charge, liability or expense (including legal costs on a full indemnity basis) the Senior Creditor (or any officer or employee of the Senior Creditor) may sustain or incur as a direct or indirect result of:

(a)	any contravention of this Deed; or

(b)	any exercise or attempted exercise of any right, power or remedy under this Deed or any failure to exercise any right, power or remedy.

10.3	Amounts in foreign currency

Where an amount to be reimbursed or indemnified against is denominated in another currency, if Senior Creditor so requests, the Subordinated Creditor or the Borrower (as the case may be) shall reimburse or indemnify it against the amount of US dollars which the Senior Creditor certifies that it used to buy the relevant amount of the other currency in accordance with its normal procedures. If the Senior Creditor does not so request, the Subordinated Creditor or the Borrower (as the case may be) shall reimburse or indemnify it in the relevant currency.

11	Duties and GST

11.1	Duties

(a)	The Borrower shall pay (and reimburse the Senior Creditor for) all stamp, transaction, registration and similar taxes (including fines and penalties) in relation to the execution, delivery, performance or enforcement of this Deed or any payment or receipt or any other transaction contemplated by this Deed.

(b)	Those taxes include taxes payable by return and taxes passed on to the Senior Creditor by a bank or financial institution.

(c)	The Borrower shall indemnify the Senior Creditor against any liability resulting from delay or omission to pay those taxes except to the extent the liability results from failure by the Senior Creditor to pay any tax after having been put in funds to do so by the Borrower.

11.2	GST

All payments (including the provision of any non-monetary consideration) to be made by the Subordinated Creditor or the Borrower under or in connection with this Deed have been calculated without regard to GST.

(a)	If all or part of that payment is the consideration for a taxable supply for GST purposes then, when the Subordinated Creditor or the Borrower makes the payment:

(i)	it must pay to the Senior Creditor an additional amount equal to that payment (or part) multiplied by the appropriate rate of GST (currently 10%); and

(ii)	the Senior Creditor will promptly provide to the Subordinated Creditor or the Borrower a tax invoice complying with the relevant GST legislation.

(b)	Where under this Deed the Subordinated Creditor or the Borrower is required to reimburse or indemnify for an amount, the Subordinated Creditor or the Borrower will pay the relevant amount (including any sum in respect of GST) less any GST input tax credit the Senior Creditor determines that it is entitled to claim in respect of that amount.

Subordination Deed

12	Waivers, remedies cumulative

(a)	No failure to exercise or delay in exercising any right, power or remedy under this Deed operates as a waiver, nor does any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

(b)	The rights, powers and remedies provided to the Senior Creditor in this Deed are in addition to, and do not exclude or limit, any right, power or remedy provided by law.

13	Severability of provisions

Any provision of this Deed which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Deed nor affect the validity or enforceability of that provision in any other jurisdiction.

14	Survival of obligations

(a)	(Representations and warranties) Each representation or warranty in a Transaction Document survives the execution and delivery of the Transaction Documents and the provision of financial accommodation.

(b)	(Indemnity) Each indemnity, reimbursement or similar obligation in a Transaction Document:

(i)	is a continuing, separate and independent obligation;

(ii)	is payable on demand; and

(iii)	survives termination or discharge of the relevant Finance Document and repayment of financial accommodation.

Where a party is obliged to indemnify another party against a loss, cost, charge, liability, expense, deficiency or other amount, it shall pay on demand from time to time the amount stated by the other party to be the amount indemnified against.

15	Power of Attorney

(a)	For valuable consideration the Subordinated Creditor irrevocably appoints the Senior Creditor as its attorney (the Attorney) to do anything which the Subordinated Creditor is obliged to do under or in relation to this Deed.

(b)	Without limitation, the Attorney may at any time delegate the Attorney’s powers (including delegation).

16	Assignment

16.1	Assignment by Borrower and Subordinated Creditor

Neither the Borrower nor the Subordinated Creditor may assign or transfer any of its rights or obligations under this Deed without the prior consent of the Senior Creditor.

16.2	Assignment by Senior Creditor

Subject to the other Transaction Documents, the Senior Creditor may assign all or any of its rights or transfer all or any of its obligations under this Deed.

Subordination Deed

17	Acknowledgement by Borrower and Subordinated Creditor

Each of the Borrower and the Subordinated Creditor confirms that:

(a)	it has not entered into this Deed in reliance on, or as a result of, any statement or conduct of any kind of or on behalf of the Senior Creditor (including any advice, warranty, representation or undertaking); and

(b)	the Senior Creditor is not obliged to do anything (including disclose anything or give advice),

except as expressly set out in a Transaction Document or in writing duly signed by or on behalf of the Senior Creditor.

18	Notices

All notices, requests, demands, consents, approvals, agreements or other communications to or by a party to this Deed:

(a)	must be in writing signed by an Authorised Officer of the sender (or in the case of an email message, sent from the email address of an Authorised Officer of the sender); and

(b)	will be conclusively taken to be given or made when delivered, received or left at the address or email address of the recipient shown in the Schedule or to any other address or email address which it may have notified the sender but, if delivery or receipt is on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4pm (local time), it will be conclusively taken to have been received at the commencement of business on the next day on which business is generally carried on in that place.

19	Governing law and jurisdiction

This Deed is governed by the laws of New South Wales and of the Commonwealth of Australia applying there. Each of the Subordinated Creditor and the Borrower irrevocably accepts the non-exclusive jurisdiction of courts with jurisdiction there and waives any right to object to the venue on any ground.

20	Execution and counterparts

This Deed may be executed electronically and may be executed in counterparts.

Where a person signs this Deed electronically, the electronic signature is an effective binding signature, and the electronic document containing it can be an effective electronic counterpart of this Deed. In addition, the person intends that any print-out of the signature will also constitute an effective original signature, so that the print-out will also be an executed original counterpart of this Deed.

Subordination Deed

Schedule

Notice details

Subordinated Creditor

Energreen Nutrition Australia Pty Ltd

Address:	Unit 2, 100 Park Road, Slacks Creek QLD 4127
Email:	gary@energreennutrition.com.au
Attention:	Gary Seaton

Borrower

Australian Oilseeds Investments Pty Ltd

Address:	126 – 142 Cowcumbla Street, Cootamundra
Site 2: 52 Fuller Drive Cootamundra
PO Box 263 Cootamundra 2590
Email:	bob@australianoilseeds.au
Attention:	Bob (Wei) Wu

Senior Creditor

Arena Investors, LP

Address: 405 Lexington Avenue, 59th Floor, New York, NY 10174

Email: ystramer@arenaco.com / tradeops@arenaco.com

Attention: Yoav Stramer, Director

Subordination Deed

Each person executing this Deed on behalf of a party states that they have no notice of revocation or suspension of their authority.

Executed and delivered as a Deed

Subordinated Creditor

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Energreen Nutrition Australia Pty Ltd:

/s/ Gary Seaton

Sole director and sole secretary

Gary Seaton
Print Name

Subordination Deed

Borrower

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Australian Oilseeds Investments Pty Ltd:

/s/ Gary Seaton

Sole director and sole secretary

Gary Seaton
Print Name

Subordination Deed

Senior Creditor

SIGNED SEALED AND DELIVERED by ARENA INVESTORS, LP

By:
Name:
Title: